EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

V.I. Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-104049, 333-104050, 333-108733 and 333-108734) and on Form S-3 (Nos. 333-113182, 333-111186 and 333-57418) of V.I. Technologies, Inc. of our report dated February 25, 2005 relating to the consolidated balance sheets of V.I. Technologies, Inc. as of December 31, 2004 and December 27, 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of V.I. Technologies, Inc.

Our report dated February 25, 2005 with respect to the consolidated balance sheets of the Company as of December 31, 2004 and December 27, 2003, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004 contains an explanatory paragraph that states that the Company has incurred significant recurring losses from operations and its current cash balances as of December 31, 2004 are not sufficient to support its operations over the next year. These factors, among others, discussed in Note 1 to the consolidated financial statements raise substantial doubt about the Company’s ability to continue as a going concern.

/s/ KPMG LLP

Boston, Massachusetts

March 2, 2005